Exhibit 10.5

Note: The Service Provider’s names specified in this exhibit has been excluded from the exhibit because the identity of said provider is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

SCWorx Corp.

590 Madison Ave.

New York, NY

[redacted]	April 16, 2020

[redacted]

RE: SCWorx Corp./ [redacted]. Service and Software License Agreement

Gentlemen:

Reference is made to that certain Service and Software License Agreement between SCWorx Corp. (the “Company” or “SCWorx”) and [redacted] [redacted] dated January 2, 2019 (”Service Agreement”).

As of the date hereof, SCWorx is indebted to [redacted] in the amount of $685,488. [redacted] desires that SCWorx issue shares of its common stock to [redacted] in full and complete satisfaction of all amounts owing to it under the Service Agreement and further as consideration for future services.

Therefore, you, [redacted] and the Company hereby agree as follows:

The Company shall within one business day of the date hereof issue to [redacted] 100,000 fully vested Restricted Stock Units (the “RSUs”) pursuant to its 2016 Equity Incentive Plan (represents the right to receive 100,000 shares of freely tradable Company common stock.

[redacted] and [redacted] hereby acknowledges and agree that:

●	The RSUs are issued in full and complete satisfaction of all amounts owing to [redacted] as of the date hereof under the Service Agreement.

●	In consideration of the issuance of the RSUs to [redacted] , [redacted] shall provide 1,000 hours of services to the Company under the Services Agreement, at a blended hourly rate of $100; provided however, that if the average closing price (defined below) of the Company’s common stock after the date hereof (i) is between $5 and $6 per share, the Company shall waive 500 hours of the 1,000 additional service hours and (ii) is below $5 per share, the Company shall waive the full amount of the 1,000 additional service hours. For purposes hereof, “average closing price” means the ten day trailing average closing price of the Company’s common stock (as reported on the Nasdaq Stock Market), provided that such trailing average shall not include any trading day prior to April 13, 2020).

●	Each of them has had the opportunity to review the Company’s filings with the Securities and Exchange Commission and ask questions of the Company’s officers, which questions have been answered to their satisfaction.

[redacted] and [redacted] acknowledge that here is no guarantee concerning the value of the Company common shares underlying the RSUs and that such value could decrease significantly due to numerous factors, including but not limited to, disruptions to the Company’s business caused by the Covid-19 pandemic, the volatility of the stock market and the Company’s common shares, , selling pressure on the Company’s common stock, insufficient Company funding, and the Company’s inability to execute planned transactions, among other factors.

Note: The Service Provider’s names specified in this exhibit has been excluded from the exhibit because the identity of said provider is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Notwithstanding that the value of the Company’s common shares increase or decrease after the date hereof, there shall be no adjustment in the number of shares of common stock issuable to [redacted] or [redacted] hereunder.

If you agree with the foregoing, please countersign this letter where indicated, whereupon we shall all be legally bound by the terms of this letter agreement.

SCWorx Corp.

S/ Marc S. Schessel
By: Marc S. Schessel, CEO

Accepted and Agreed

[redacted]

By: [redacted]
Chief Strategy Officer

[redacted]

[redacted] , individually